EXHIBIT 10.3

RSU Grant Agreement/Stock

Granted to:                [FIRST NAME LAST NAME]
Date of Grant:            [OPTION DATE]
Grant Value:                [MARKET VALUE]
RSUs Granted:             [TOTAL SHARES GRANTED]
Vesting/Stock Valuation Date:    [ ]
Settlement:                Stock

1.    Grant of RSUs. Under the long-term incentive program of W.R. Grace & Co. (the “Company”), the Compensation Committee (the “Committee”) of the Board of Directors of Grace has granted you a number of restricted share units (“RSUs”), as specified above. Each RSU represents the right to receive one share of Company common stock. The RSUs are hereby granted pursuant to, and in accordance with, the 2014 Stock Incentive Plan (the “Plan”), the terms of which are made a part of this grant agreement (which grant agreement includes the Administrative Practices set forth in the attached Annex A, and the Restrictive Covenants set forth in the attached Annex C). In the event of a conflict between this agreement and the Plan, the terms of the Plan will control. Capitalized terms used in this grant agreement but not defined herein are as defined in the Administrative Practices set forth in the attached Annex B or otherwise in the Plan.

2.    Settlement of RSU Grant. The stock award related to your RSU Grant will be made to you as soon as practical after the Vesting/Stock Valuation Date (but within 60 days of that Date, in any event), provided you are still employed on that Date by Grace. Note that the consequences of a change in or termination of, your employment status prior to the Vesting/Stock Valuation Date are described in Annex A, “Administrative Practices – RSU Grants”, which is attached hereto. However, please note that, while it is intended that your RSUs be settled in stock as described herein, Grace reserves the right to instead settle the RSUs in cash, based on the closing price of a share of its stock on the Vesting/Stock Valuation Date, depending on an evaluation of circumstances at that time.

3.    Other Conditions to Vesting of RSU Grant. Your RSU Grant is governed by the terms of this Agreement and the attached Annex A and the Plan. In addition, the grant, vesting, and settlement of the RSUs shall be subject to your continued compliance with the restrictive covenants as set forth in Annex B hereto, which are incorporated by reference herein.

RSUs are being granted only to a limited number of key employees. This grant should, consequently, be treated confidentially.

A-1

EXHIBIT 10.3

Please read and acknowledge this agreement through E-Trade as specified in the accompanying cover memo.

W. R. GRACE & CO.
By: ________________
Elizabeth Brown
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

A-2

EXHIBIT 10.3

A-3

Annex A    EXHIBIT 10.3

W. R. Grace & Co.
Administrative Practices – RSU Grants

Definitions

“Board of Directors”: The Board of Directors of the Company.

“Committee”: The Compensation Committee of the Board of Directors.
“Company”: W. R. Grace & Co., a Delaware corporation and/or, if applicable in the context, one or more of its Subsidiaries.

“Key Employee”: An officer or other full-time employee of the Company, who, in the opinion of the Company, can contribute significantly to the growth and successful operations of the Company.

“Participant”: A Key Employee who is a recipient of a RSU Grant.

“RSU Grant”: A “restricted share unit” granted to a Participant, which would entitle him or her to a cash payment (or stock award), in accordance with his or her 2015 RSU Grant Agreement.

“Service Period”: [ ] to [ ] (inclusive).

“Stock Incentive Plan”: the W. R. Grace & Co. 2014 Stock Incentive Plan.

“Subsidiary”: A corporation, partnership, limited liability company or other form of business association of which shares of common stock or other ownership interests (i) having more than 50% of the voting power regularly entitled to vote for directors (or equivalent management rights) or (ii) regularly entitled to receive more than 50% of the dividends (or their equivalents) paid on the common stock (or other ownership interests), are owned, directly or indirectly, by the Company.

Administration and Amendment

The Committee has full and exclusive authority to administer the RSU Grant, and to interpret the provisions of each Grant Agreement and the Administrative Practices specified herein, as well as the provisions of each RSU Grant Agreement. Decisions of the Committee regarding the interpretation and administration of the RSU Grant shall be final and binding on all parties.

The Administrative Practices for the RSU Grant specified herein may be amended by the Committee, provided that, no amendment or discontinuance of RSU Grants shall, without a Participant’s consent, adversely affect his or her rights in any cash payment or stock award related thereto.

RSU Grant

Each Participant’s RSU Grant is made pursuant to a RSU Grant Agreement that specifies the number of RSUs granted to the Participant, the manner of settlement related to any RSU awards that become payable, and such other terms and conditions as the Committee shall approve, inclusive of the provisions of this Annex A, which are incorporated into the RSU Grant Agreement to which this Annex A is attached.

For the avoidance of doubt, the RSU Grants that are scheduled to be settled as a stock award shall be granted under the Stock Incentive Plan, and the terms of this Annex A shall be interpreted in a manner that is consistent with the terms of the Stock Incentive Plan such that the provisions contained in these Administrative Practices shall be in addition to, and not in replacement of, the applicable terms of such Plan.

Annex A    EXHIBIT 10.3

Termination or Change in Employment Status

A Participant shall forfeit all rights to any cash payment (or stock award) related to a RSU Grant, if, prior to the Vesting/Stock Valuation Date specified by his or her RSU Grant Agreement, the Participant’s employment terminates for any reason other than as provided below, unless the Committee (or the designee of the Committee, which may include the Chief Executive Officer of the Company) determines to make an exception.

If a Participant ceases employment at or after age 55 (at a time that the sum of his or her years of service and age total at least 60), or at or after age 62, or as a result of death or disability, prior to the Vesting/Stock Valuation Date specified by his or her RSU Grant Agreement, then he or she (or his or her estate or legal representative, as appropriate) shall be entitled to receive any cash payment or stock award (as appropriate), as soon as administratively practical after cessation of employment, calculated using the date of his or her cessation of employment as the Vesting/Stock Valuation Date, except that the amount of any such payment or award shall be reduced ratably in proportion to the portion of the Service Period during which the Participant was not an employee (measured in whole calendar months). If a Participant ceases employment with the Company for any of the reasons specified in this paragraph, after the designated Vesting/Stock Valuation Date (but before the cash payment or stock award is made), then his or her rights to his RSU Grant shall thereupon vest, and he or she shall be entitled to receive such cash payment or stock award at the time he or she would have otherwise received such payment or award.

A leave of absence, if approved by the Committee, shall not be deemed a termination or change of employment status for the purposes of this RSU Grant, but, unless the Committee otherwise directs, any cash payment or stock award related to the RSU Grant that a Participant would otherwise have received shall be reduced ratably in proportion to the portion of the Service Period during which the Participant was on such leave of absence.

Any consent, approval or direction that the Committee may give under this section in respect of an event or transaction may be given before or after the event or transaction.

Code Section 409A

Notwithstanding any other provision of any RSU Grant Agreement or this Annex A, RSU Grants shall be settled in a manner intended to comply with the provisions of Section 409A of the Code, which shall include (i) RSUs that become vested on the Vesting/Stock Valuation Date being settled not later than the last day of the calendar year of the applicable Vesting/Stock Valuation Date (as defined in the 2015 RSU Grant Agreement) and (ii) RSUs held by a “specified employee” (as defined under Code Section 409A) that become vested, and are to be settled upon a Participant’s “separation from service” (as defined in Code Section 409A), being settled on the first business day following the date that is six months after the effective date of such separation from service.

Calculation of Cash Payments or Stock Awards

The calculations to determine any cash payment (or stock award) associated with a RSU Grant shall be performed by a designee of the Committee.

Cash Dividends

In the event the Company issues cash dividends on the common stock of the Company during the Service Period, the Committee may, but shall not be obligated to, make any adjustments to RSU Grants, which the Committee deems appropriate in its sole discretion to account for such dividends.

Treatment of Corporate Acquisitions and Divestments and Extraordinary Events

Annex A    EXHIBIT 10.3

Consistent with the provisions of Section 15 of the Stock Incentive Plan, in the event acquisitions or divestments, or substantial changes in tax or other laws or in accounting principles or practices, or natural disasters or other extraordinary events, then the Committee may, but shall not be obligated to, amend any RSU Grant, in any manner the Committee deems appropriate, so that the Participants may earn a cash payment or stock award (as appropriate) consistent with the objectives of the RSU Grants, as determined by the Committee in its sole discretion.

Notwithstanding any other provision of these Administrative Practices (or the Stock Incentive Plan, as appropriate) to the contrary, in the event a Change in Control of the Company (within the meaning of the Stock Incentive Plan) shall occur during a Service Period, then each Participant’s RSU Grant (with respect to that Service Period) shall thereupon fully vest, and he or she shall be entitled to receive any cash payment or stock award (as appropriate) he or she would otherwise have received as soon as administratively practical after the Change in Control, calculated using the date of such Change in Control as the Vesting/Stock Valuation Date.

General

Nothing in this document or in any instrument executed pursuant hereto shall confer upon a Participant any right to continue in the employ of the Company or a Subsidiary, or shall affect the right of the Company or a Subsidiary to terminate his or her employment with or without cause.

The Company or a Subsidiary may make such provisions as it may deem appropriate for the withholding or any taxes that the Company or a Subsidiary determines it is required to withhold in connection with any RSU Grant or any cash payment (or stock award) related thereto.

No RSU Grant, nor any cash payment or stock award related thereto, or other right thereunder, shall be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance or charge, except by will or the laws of descent and distribution, or by the terms of a Participant’s Designation of Beneficiary, if any, on file with the Company.

Nothing in a RSU Grant is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice, or arrangement for the payment of compensation or benefits to employees generally, or to any class or group of employees, which the Company or a Subsidiary now has or may hereafter lawfully put into effect, including, without limitation, any retirement, pension, group insurance, annual bonus, stock purchase, stock bonus or stock option plan.

No cash amounts paid or stock awarded pursuant to any RSU Grant shall be included or counted as compensation for the purposes of any employee benefit plan of the Company or a Subsidiary where contributions to the plan, or the benefits received from the plan, are measured or determined in whole or in part, by the amount of the employee’s compensation.

A RSU Grant to an employee of a Subsidiary shall be contingent on the approval of the Subsidiary and the Subsidiary’s agreement that (a) the Company may administer the RSU Grant on its behalf and (b) the Subsidiary will make, or reimburse the Company for, the cash payments or stock awards related to the RSU Grant. The provisions of this paragraph and the obligations of the Subsidiary so undertaken may be waived, in whole or in the part, from time to time by the Company.

The Chief Executive Officer of the Company may approve such technical changes and clarifications to the RSU Grants as necessary, provided that such changes or clarifications do not vary substantially from the terms and conditions outlined herein.

Annex B    EXHIBIT 10.3

W. R. Grace & Co.
Restrictive Covenants – RSU Grants

1.	Noncompetition

(a) For a period of [____] months after a Participant is no longer employed (for any reason whatsoever) by the Company, the Participant will not, without the prior written consent of an authorized officer of the Company, (a) directly or indirectly engage in or (b) assist or have any active interest in (whether as a proprietor, partner, stockholder, officer, director or any type of principal whatsoever (provided that ownership of not more than 2% of the outstanding stock of a corporation traded on a national securities exchange shall not of itself be viewed as assisting or having an active interest), or (c) enter the employment of or act as an agent, broker or distributor for or adviser or consultant to any person, firm, corporation or business entity that is (or is about to become) directly or indirectly engaged in the development, manufacture or sale of any product that competes with or is similar to any product manufactured, sold or under development by the Company at any time while the Participant was employed by the Company, in any area of the world in which such product is, at the time the Participant ceases to be employed, manufactured or sold by the company; provided that this restriction shall apply only with respect to the products with whose development, manufacture, or sale the Participant was concerned or connected in any way during the 12 month period immediately prior to the Participant ceasing to be an employee of the Company.

(b) The Participant hereby acknowledges and confirms that the business of the Company extends throughout substantial areas of the world. During the course of the Participant’s employment with the Company, the Participant’s involvement with the business of the Company may vary as to products and geographic area. It is the Company’s practice to enforce this noncompetition covenant only to the extent necessary to protect the Company’s legitimate interests commensurate with the Participant’s involvement with the business of the Company during the Participant’s employment, and the Participant acknowledges and confirms that the Company may enforce this noncompetition covenant consistent with such practice.

2.	Nonsolicitation of Customers

(a)The Participant agrees that during the [____] period immediately following cessation of the Participant’s employment with the Company for any reason whatsoever, the Participant shall not, on the Participant’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, without the prior written consent of an authorized officer of the Company, solicit, contact, call upon, communicate with or attempt to communicate with any customer or prospect of the Company, or any representative of any customer or prospect of the Company, with a view to sell or provide any product, equipment, or service competitive or potentially competitive with any product, equipment, or service sold or provided or under development by Company during the 12 months immediately preceding cessation of the Participant’s employment with the Company; provided that the restrictions set forth in this paragraph shall apply only to customers or prospects of the Company, or representative of customers or prospects of the Company, with whom the Participant had contact during such 12-month period. The actions prohibited by this section shall not be engaged in by the Participant directly or indirectly, whether as manager, salesman, agent, sales or service representative, engineer, technician or otherwise.

3.
Nonsolicitation of Employees. The Participant agrees that during the [___] period immediately following cessation of the Participant’s employment with the Company for any reason whatsoever, the Participant shall not, on the Participant’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, without the prior written consent of an authorized officer of the Company, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any employee of the Company (with whom the Participant had contact or supervised during the term of the Participant’s employment with the Company) to terminate their employment relationship with the Company or to perform services for any other person, firm, corporation or business organization or entity.

B-1

Annex B    EXHIBIT 10.3

4.
The Participant acknowledges that were the Participant to breach the provisions of any of these restrictive covenants, the injury to the Company would be substantial, irreparable, and impossible to measure and compensate in money damages alone. The Participant therefore agrees that, in addition to provable damages, the Company may seek, and agrees that a court of competent jurisdiction should grant, preliminary and permanent injunctive relief prohibiting any conduct by the Participant that violates any of these covenants.

5.    Plan Terms. This Annex B shall be governed pursuant to the terms of the Plan.

B-2